Exhibit 10.2

[Geeknet Letterhead]

May 14, 2012

Re:  Retention Bonus

Dear Mr. Drobick:

As you know, Geeknet, Inc. (“Geeknet”) recently announced that it is exploring strategic alternatives with respect to its online media business, including SourceForge, Slashdot and Freecode websites.  One of the alternatives being considered by Geeknet and its advisors is the sale of the online media business (the “Sale”) to a third party (a “Buyer”).  We understand that the recent announcement may create uncertainty for employees during the period that the strategic alternatives are being considered by Geeknet.  Because retention of key employees, including you, is essential during this period, we are providing you with this letter (the “Retention Letter”) to communicate details on the terms of our retention program.

Subject to your continued employment with Geeknet or a Buyer through the applicable payment date, and subject to compliance with applicable law and regulations, you will receive a retention bonus in the amount set forth on Annex A (the “Retention Bonus”).  The Retention Bonus is payable in two equal installments, the first at or promptly following the closing date of the Sale (the “Closing Date”) and the second on the date that is six months following the Closing Date.  Notwithstanding the foregoing, if your employment is terminated by a Buyer without Cause (as defined on Annex B) on or after the Closing Date but prior to the payment of the full Retention Bonus, you will be eligible to be paid the unpaid portion of the Retention Bonus in a lump sum within 10 days of such termination of employment.

If your employment with Geeknet terminates for any reason prior to the Closing Date, you will immediately forfeit your eligibility to receive the Retention Bonus.  Your eligibility to receive the Retention Bonus will not impact your right to be eligible to receive severance pursuant to and in accordance with the terms and conditions of any severance arrangement applicable to you as of your date of termination.  In addition, the Retention Bonus will not count toward or be considered in determining payments or benefits due under any other plan, program or agreement, including any severance policy or arrangement.  You acknowledge that your employment is “at will” and may be terminated at any time and for any reason.

This Retention Letter will be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without reference to its conflict of law rules.  All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.  This Retention Letter will terminate and be of no force or effect and you will in no event be entitled to any Retention Bonus in the event that the Closing Date does not occur.

We thank you for your service to date and for your continued dedication and efforts.

Very truly yours,

/s/ Carol DiBattiste
Carol DiBattiste EVP, General Counsel & Chief Administrative Officer

Accepted and Acknowledged:

/s/ Jeffrey Drobick

Dated:  May 14, 2012

Annex A

Retention Bonus

Total Retention Bonus amount:         $100,000.00

Annex B

Definition of Cause

For the purposes of the Retention Letter, “Cause” is defined as a determination by the Company or the Buyer, as applicable, of any of the following: (i) any act of personal dishonesty involving you in connection with your responsibilities as an employee of the Company or the Buyer, as applicable; (ii) your conviction of, or plea of guilty or nolo  contendere  to, a felony; (iii) a willful act which constitutes gross misconduct and which is injurious to the Company or the Buyer, as applicable; (iv) continued violation of your obligations as an employee of the Company or the Buyer, as applicable, which are demonstrably willful and deliberate on your part after there has been delivered to you a written demand for performance from the Company or the Buyer, as applicable, which describes the basis for the Company’s or the Buyer’s belief that you have not substantially performed your duties (unless such violation by its nature cannot be cured, in which case notice and an opportunity to cure will not be required); or (v) your arrest for any crime involving fraud, embezzlement or any other act of moral turpitude.